Exhibit 15.2

Date: August 16, 2022

To: Dragon Victory International Limited

Suite 1508, Central Plaza

18 Harbour Road, Wan Chai,

Hong Kong, The People’s Republic of China

Dear Mesdames/Sirs,

We consent to the references to our firm under the mentions of “PRC Counsel” in connection with the annual report of Dragon Victory International Limited (the “Company”) on Form 20-F for the fiscal year ended March 31, 2022, including all amendments or supplements thereto (the “Annual Report”), filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on the date thereof under the Securities Exchange Act of 1934, as amended. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, or under the U.S. Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Sincerely yours,

/s/ Tao Feng
Tao Feng
Attorney at Law
Capital Equity Legal Group